SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ADURO BIOTECH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ADURO BIOTECH, INC.

740 Heinz Avenue

Berkeley, CA 94710

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 5, 2020

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aduro Biotech, Inc., a Delaware corporation (the “Company”). The meeting will be held on Tuesday, May 5, 2020 at 9:00 a.m. Pacific Daylight Time. In light of the coronavirus/COVID-19 outbreak and governmental decrees that in-person gatherings be postponed or cancelled, and in the best interests of public health and the health and safety of our Board of Directors, employees and stockholders, we are holding a virtual-only meeting. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/ADRO2020 by using the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

The annual meeting will be held for the following purposes:

1.

To elect the two nominees for director named herein to serve as Class II directors to hold office until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.
3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 13, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Tuesday, May 5, 2020 at 9:00 a.m. Pacific Daylight Time via the internet.

The proxy statement and annual report to stockholders
are available electronically at www.proxyvote.com.

By Order of the Board of Directors

Celeste Ferber

Senior Vice President, General Counsel and Secretary

Berkeley, California

March 24, 2020

You are cordially invited to attend the virtual meeting via the internet. Whether or not you expect to attend the meeting, please vote by proxy over the telephone or through the internet, or by completing, dating, signing and returning a proxy that we may mail to you as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote at the virtual meeting. Please note, however, that if your shares are held through a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

ADURO BIOTECH, INC.

740 HEINZ AVENUE

BERKELEY, CALIFORNIA 94710

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of Aduro Biotech, Inc. (sometimes referred to as the “Company” or “Aduro”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about March 24, 2020 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or about April 3, 2020.

How do I attend the annual meeting?

The meeting will be held on Tuesday, May 5, 2020 at 9:00 a.m. Pacific Daylight Time virtually at www.virtualshareholdermeeting.com/ADRO2020. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Information on how to vote virtually at the annual meeting is below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on March 13, 2020 will be entitled to vote at the annual meeting. On this record date, there were 80,760,106 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on March 13, 2020 your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 13, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two Class II directors; and
•	Ratification of selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the annual meeting, vote by proxy over the telephone, vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote even if you have already voted by proxy.

•

To vote during the virtual annual meeting, go to www.virtualshareholdermeeting.com/ADRO2020 to vote your shares during the Annual Meeting. You will need the 16-digit control number which appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1‑800‑690‑6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on May 4, 2020 to be counted.

•

To vote through the internet before the annual meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on May 4, 2020 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Aduro. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote at the virtual annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of March 13, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the virtual annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, they will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of our Board of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Aduro’s Secretary at 740 Heinz Avenue, Berkeley, California 94710.

•	You may attend the virtual annual meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How do I attend the annual meeting?

The live audio webcast of the annual meeting will begin promptly at 9:00 a.m. Pacific Daylight Time. Online access to the webcast will open approximately 15 minutes prior to the start of the annual meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the annual meeting in advance of the designated start time.

To attend the annual meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/ADRO2020 using the 16-digit control number on the proxy card or voting instruction form.

Can I submit questions in advance or during the annual meeting?

Stockholders may submit questions in writing in advance or during the annual meeting at the following website: www.virtualshareholdermeeting.com/ADRO2020. Stockholders will use their 16-digit control number which is included on their Notice of Internet Availability of Proxy Materials, their proxy card or on the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by November 24, 2020, to Aduro’s Secretary at 740 Heinz Avenue, Berkeley, California. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must provide specified information in writing to our corporate Secretary at the address above no earlier than January 5, 2021, and no later than February 4, 2021; provided, however, that if our 2021 annual meeting of stockholders is held before April 5, 2021, or after June 4, 2021, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review the Company’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Submissions for director nomination must include (1) the full name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by our Board of Directors, and (6) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected), as well as certain information related to any stockholder proposing such nominee. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to Proposal 2 and any other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non‑Votes
1	Election of Directors	Nominees receiving the most “For” votes	Not applicable	No	None

2	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020	“For” votes from the holders of a majority of shares present in attendance or represented by proxy and entitled to vote on the matter	Against	Yes	Not applicable

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote “For” the election of both nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the outstanding shares entitled to vote are present in attendance online or represented by proxy. On the record date, there were 80,760,106 shares outstanding and entitled to vote. Thus, the holders of 40,380,054 shares must be present in attendance online or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present in attendance online or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8‑K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2020: Ross Haghighat and Frank Karbe, each of whom is a nominee for director and currently a director of the Company. Ross Haghighat is currently a director who was elected at the 2017 annual meeting to serve for a three-year term expiring at the 2020 annual meeting. Frank Karbe is currently a director who was appointed by our Board on April 18, 2019 to serve as a Class II director with a term expiring at the 2020 annual meeting. Based on the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each of the nominees for reelection. Stephen T. Isaacs, William M. Greenman and Stephen A. Sherwin are currently directors who were elected at the 2019 annual meeting to serve for a three-year term expiring at the 2022 annual meeting.  Stephanie Monaghan O’Brien is currently a director who was elected at the 2018 annual meeting to serve for a three-year term expiring at the 2021 annual meeting. Ms. O’Brien was initially elected to the Board prior to our initial public offering pursuant to the provisions of our amended and restated certificate of incorporation and a voting agreement entered into with certain of our stockholders prior to the initial public offering that terminated upon completion of our initial public offering in 2015. David Mack is currently a director who was appointed by our Board on February 19, 2019 to serve as a Class III director with a term expiring at the 2021 annual meeting. If elected at the annual meeting, each of the Class II nominees would serve until the 2023 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Aduro. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Set forth below is certain biographical information as of March 20, 2020 for each nominee and each director whose term will continue after the Annual Meeting.

Name	Age	Director Class
Stephen T. Isaacs	71	Class I
William M. Greenman	53	Class I
Ross Haghighat	56	Class II
Frank Karbe	52	Class II
David H. Mack, Ph.D.	58	Class III
Stephanie Monaghan O’Brien	61	Class III
Stephen A. Sherwin, M.D.	71	Class I

NOMINEES FOR ELECTION TO CLASS II FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING

Ross Haghighat has served as a member of our Board of Directors since 2009. Mr. Haghighat is the founder, Chairman and Managing Partner of Triton Systems, Inc. Mr. Haghighat has served as the Chief Executive Officer and as a member of the board of directors of Triton Systems, Inc., a product venturing company, since 2009. Additionally, Mr. Haghighat has served on the board of directors of S12 Technologies and FRX Polymers since 2009. Mr. Haghighat holds a Bachelor’s of Science and a Masters in Material Science, Organometallic Chemistry from Rutgers University and a Master of Business Administration from Boston College. Because of his extensive experience in the biotechnology field, we believe Mr. Haghighat is able provide valuable contributions to our Board of Directors.

Frank Karbe has served as a member of our Board of Directors since April 2019. Mr. Karbe currently serves as the Chief Financial Officer of Myovant Sciences, Inc., a clinical-stage biopharmaceutical company, after previously serving as Myovant’s Principal Financial and Accounting Officer and as the interim Chief Financial Officer since September 2016. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. Prior to joining Exelixis, Mr. Karbe worked as an investment banker for Goldman Sachs& Co., where he served most recently as Vice President in the healthcare group. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.  Because of his extensive experience holding executive positions and knowledge of the biomedical industry, we believe Mr. Karbe is able to make valuable contributions to our Board of Directors.

CLASS I DIRECTORS

CONTINUING IN OFFICE UNTIL 2022 ANNUAL MEETING

Stephen T. Isaacs has served as our Chairman of the Board, President and Chief Executive Officer since 2008. Prior to Aduro, Mr. Isaacs founded Cerus Corporation, a biomedical products company commercializing the Intercept Blood Systems, in 1991. He served as President and Chief Executive Officer of Cerus from 1991 to 2004. Prior to Cerus, Mr. Isaacs founded and served as Chief Executive Officer and President of HRIS Associates and HRI Research, both biotechnology companies focusing on research and development. He held a non-teaching faculty position in the Department of Chemistry at the University of California Berkeley from 1978 to 1986. Mr. Isaacs has published over 20 peer-reviewed scientific articles and is an inventor on over 40 issued patents. Mr. Isaacs holds a B.A. degree in Biochemistry from University of California, Berkeley, and had graduate training in organic chemistry in the Ph.D. program in the Department of Chemistry at Berkeley. Because of Mr. Isaacs’ biomedical expertise, extensive knowledge of our company and experience as founder and executive officer of biotechnology companies, we believe he is able to make valuable contributions to our Board of Directors.

William M. Greenman has served as a member of our Board of Directors since 2010. Mr. Greenman is currently the President and Chief Executive Officer, as well as a member of the board of directors, of Cerus Corporation, a biomedical products company, and has held several executive and management positions with Cerus since joining the company in 1995. Prior to Cerus, he worked in various marketing and business development positions in the Biotech Division of Baxter International Inc. from 1991 to 1995. Mr. Greenman holds undergraduate degrees in Biological Sciences and Economics from Stanford University. Because of his extensive experience holding executive positions and knowledge of the biomedical industry, we believe Mr. Greenman is able to make valuable contributions to our Board of Directors.

Stephen A. Sherwin, M.D. has served as a member of our Board of Directors since June 2015. Dr. Sherwin is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in the Hematology/Oncology Division of the Zuckerberg San Francisco General Hospital. Dr. Sherwin was Chief Executive Officer of Cell Genesys, Inc., a cancer immunotherapy company, from 1990 and its Chairman from 1994 until the company’s merger in 2009 with BioSante Pharmaceuticals, Inc. (now ANI Pharmaceuticals). He was also a co-founder and Chairman of the Board of Abgenix, Inc., an antibody company, which was acquired by Amgen Inc. in 2006, and co‑founder and Chairman of Ceregene, Inc., a gene therapy company which was acquired by Sangamo Biosciences, Inc. in 2013. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., most recently as Vice President of Clinical Research. Prior to 1983, he was on the staff of the National Cancer Institute. Dr. Sherwin holds a B.A. degree in biology from Yale University and an M.D. degree from Harvard Medical School and is board-certified in internal medicine and medical oncology. He is a fellow of the American College of Physicians and a member of the American Society of Clinical Oncology and the American Association for Cancer Research. Dr. Sherwin is currently a member of the board of directors of Biogen Inc., Neurocrine Biosciences, Inc. and Neon Therapeutics, Inc. Dr. Sherwin previously served on the board of directors of Biotechnology Industry Organization Association from 2002 to 2014 and as its Chairman from 2009 to 2011 and also previously served on the President’s Council of Advisors for Science and Technology Working Group on Advancing Innovation in Drug Development and Evaluation from 2011 to 2013. In the past 5 years, Dr. Sherwin was also a member of the boards of directors of Rigel Pharmaceuticals, Inc. from 2000 to 2017, Verastem, Inc. from 2013 until 2016 and Vical, Inc. from 2013 until 2015. Because of his extensive experience holding executive and board positions and knowledge of the biomedical industry, as well as his expertise in clinical oncology, we believe Dr. Sherwin is able to make valuable contributions to our board of directors.

CLASS III DIRECTORS

CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING

Stephanie Monaghan O’Brien has served as a member of our Board of Directors since 2011. Ms. O’Brien has been a member of the investment team at Morningside since 1997. She has served as a director for Apellis Pharmaceuticals, Inc. since 2013 and for numerous private nonclinical and clinical stage companies developing drugs across a broad spectrum of therapeutic focus, including oncology and immunotherapy, and has extensive experience providing operational and management oversight to venture-backed technology companies. She has also facilitated multiple financings for public and private companies such as Dendreon, BioVex and Stealth Biotherapeutics. Prior to joining Morningside, Ms. O’Brien spent nine years as a corporate lawyer with Hale and Dorr in the Boston and Washington, D.C. offices, working primarily on public offerings, venture capital finances and start-up companies. She previously worked at Chase Manhattan Bank, working in international portfolio analysis. She received her A.B., cum laude, from Harvard College and her J.D. from New York University School of Law. Because of Ms. O’Brien’s extensive experience serving on boards of directors and governing biotechnology companies, we believe Ms. O’Brien is able to make valuable contributions to our Board of Directors.

David H. Mack, Ph.D. has served as a member of our Board of Directors since February 2019. Dr. Mack has been the President and Chief Executive Officer of PMV Pharmaceuticals, Inc., a biopharmaceutical company, since co-founding it in 2013. Prior to co-founding PMV Pharmaceuticals, Dr. Mack was a general partner at Alta Partners from 2002 to 2013. Dr. Mack’s first investment at Alta was Angiosyn, Inc. where he was a director and CEO from 2003 until its acquisition by Pfizer, Inc. in 2005. Prior to Alta, Dr. Mack co-founded and served as vice president of Genomics Research at Eos Biotechnology, Inc. (acquired by Protein Design Labs in 2003). From 1994 to 1997, Dr. Mack served at Affymetrix as head of Cancer Biology where he oversaw the development and application of DNA array technology in the areas of oncology and inflammation. Dr. Mack was an American Cancer Society postdoctoral fellow in microbiology and immunology at Stanford University School of Medicine. He received his Ph.D. from the University of Chicago, where he was a Howard Hughes fellow in molecular genetics and cell biology, and he received a B.A. in molecular biology from the University of California, Berkeley. Dr. Mack has previously served on the Board of Directors of numerous public and private biotechnology companies, including Aerie Pharmaceuticals, Inc., Ceregene, Proacta Therapeutics, aTyr Pharmaceuticals, Pathwork Diagnostics, Silence Therapeutics PLC, and Sutro Biopharma. He is currently on the Scientific Advisory Board of The City of Hope. Because of Dr. Mack’s extensive experience in the biotechnology field and knowledge of oncology, we believe Dr. Mack is able to make valuable contributions to our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The Nasdaq Stock Market LLC (“Nasdaq”) listing standards require that a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that, other than Mr. Isaacs, by virtue of his position as President and Chief Executive Officer, each of the Company’s directors is independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE

The Company’s Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Isaacs. The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. Our corporate governance guidelines provide that one of our independent directors may be designated by the Board to serve as lead independent director. Accordingly, the Board has appointed Ms. O’Brien to serve as the Board’s lead independent director. As lead independent director, Ms. O’Brien: establishes, with the Board Chair, the agenda for regular Board meetings and serves as the chair of Board meetings in the absence of the Board Chair; establishes the agenda for meetings of the independent directors; coordinates with committee chairs regarding meeting agendas and informational requirements; presides over meetings of the independent directors; presides over any portions of meetings of the Board at which evaluation or compensation of the Chief Executive Officer is presented or discussed; presides over any portions of meetings of the Board at which the performance of the Board is presented or discussed; and coordinates the activities of other independent directors and performs such other duties as may be established or delegated by the Board Chair.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee has the responsibility to consider and discuss our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. The Board has delegated to the Board’s lead independent director the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met ten times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. As required under applicable Nasdaq listing standards, in fiscal 2019, the Company’s independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Ms. O’Brien, as our lead independent director, presided over the executive sessions. The Company does not have a formal policy requiring the members of our Board of Directors to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings. Four of the Company’s then current directors attended its 2019 annual meeting of stockholders.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The Board also establishes ad hoc committees for detailed reviews or consideration of particular topics to be proposed for the approval of the Board from time to time.  The following table provides membership and meeting information for fiscal 2019 for each of the standing Board committees:

Science and
			Nominating and	Technology
Name	Audit	Compensation	Corporate Governance	Committee
Stephen T. Isaacs
William M. Greenman	X		X
Ross Haghighat(1)	X	X*
Frank Karbe(2)	X
David H. Mack, Ph.D.				X
Stephanie Monaghan O’Brien(3)	X	X*
Stephen A. Sherwin, M.D.		X	X	X
Total meetings in fiscal 2019	4	6	1	1

*	Committee Chairperson
(1)	Mr. Haghighat was a member of the Compensation Committee until March 5, 2020.
(2)	Mr. Karbe was appointed as Chairperson of the Audit Committee on October 3, 2019 and as a member of the Compensation Committee on March 5, 2020.
(3)	Ms. O’Brien was a member of the Audit Committee until March 5, 2020.

Below is a description of each standing committee of the Board of Directors.

Audit Committee

The Audit Committee of the Board of Directors is composed of three directors: Mr. Karbe, Mr. Greenman and Mr. Haghighat. The chair of our Audit Committee is Mr. Karbe. Ms. O’Brien served on the Audit Committee until March 5, 2020. The Audit Committee met four times during the fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

The Board of Directors has determined that each member of the Audit Committee satisfies the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

In addition, the Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee satisfy the independence standards for audit committee members (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the Nasdaq listing standards and Rule 10A‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The Board of Directors has also determined that Messrs. Karbe and Greenman qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Karbe’s and Mr. Greenman’s level of knowledge and experience based on a number of factors, including with respect to Mr. Karbe the scope of his experience and nature of his experience as the chief financial officer of a public company and with respect to Mr. Greenman the scope of his experience and nature of his experience as the chief executive officer of a public company.

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary functions of the Audit Committee include:

•	reviewing and approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•	monitoring the rotation of partners on the engagement team of our independent registered public accounting firm;
•

reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	considering and approving or disapproving all related party transactions;
•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	conducting an annual assessment of the performance of the Audit Committee and its members, and the adequacy of its charter; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019.

Mr. Frank Karbe
Mr. Greenman Mr. Ross Haghighat

Compensation Committee

The Compensation Committee is composed of three directors: Ms. O’Brien, Mr. Karbe and Dr. Sherwin. The chair of our compensation committee is Ms. O’Brien. Mr. Haghighat served on the Compensation Committee until March 5, 2020. The Compensation Committee met six times during the fiscal year. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

Our Board of Directors has determined that each member of the Compensation Committee is independent under Nasdaq listing standards and the rules and regulations of the SEC and is a “non-employee director” as defined in Rule 16b‑3 promulgated under the Exchange Act.

The functions of the Compensation Committee include:

•

determining the compensation and other terms of employment of our executive officers and reviewing and recommending to the independent directors corporate performance goals and objectives relevant to such compensation;

•

reviewing and recommending to the independent directors the compensation and other terms of employment of our chief executive officer and reviewing and recommending corporate performance goals and objectives relevant to such compensation;

•	reviewing and recommending to the full Board of Directors the compensation of our directors;
•

evaluating and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as reviewing and recommending to our Board of Directors the adoption, modification or termination of our plans and programs;

•	establishing policies with respect to equity compensation arrangements;
•

to the extent required by applicable SEC rules, reviewing with management our disclosures under the caption “Compensation Discussion and Analysis,” when and as required by applicable rules and regulations of the SEC, and recommending to the full Board its inclusion in our periodic reports to be filed with the SEC; and

•	administration of the Company’s equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs; and
•	conducting an annual assessment of the performance of the Compensation Committee and its members, and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets as often as its members deem necessary or appropriate. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Company’s Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During the past fiscal year, the Compensation Committee retained Radford, an AON Hewitt Company (“Radford”), a national executive compensation consulting firm, because of its reputation and previous experience advising similarly situated companies. The Compensation Committee requested that Radford review our compensation peer group for reasonableness; assess our executive compensation program and develop recommendations covering salary, bonus, incentive and equity compensation; review the peer group’s long-term incentive compensation trends; assist with governance related matters and risk-assessment; review and assist in designing an equity compensation strategy for non-officer employees; review and provide the committee advice regarding executive employment agreements, severance benefits and payments upon a change in control; and review our director compensation program. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee approved the recommendations.

The Compensation Committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee may also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination or recommendation of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which recommends to all of the independent directors any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate, including, but not limited to, a subcommittee composed of one or more members of the Board or officers of the Company to grant stock awards under the Company’s equity incentive plans to persons who are not then subject to Section 16 of the Exchange Act.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Greenman and Dr. Sherwin. The chair of our Nominating and Corporate Governance Committee is Mr. Greenman. The Nominating and Corporate Governance Committee met once during the fiscal year. The Board has adopted a written Nominating and Corporate

Governance Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

Our Board of Directors has determined that each member of our Nominating and Corporate Governance Committee is independent under Nasdaq listing standards and the rules and regulations of the SEC.

The functions of this committee include:

•	reviewing periodically and evaluating director performance on our Board of Directors and its applicable committees, and recommending to our Board of Directors and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	reviewing and recommending to our Board of Directors any amendments to our corporate governance policies; and
•	conducting an annual assessment of the performance of the nominating and corporate governance committee and its members, and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nomination and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.  Under California Senate Bill 826 adopted in 2018, because we are a public company with our principal executive office located in the State of California, we are required to meet certain requirements with respect to the number of women on the Board.  We were required to have one woman director by the end of 2019 and will be required to have three women directors by the end of 2021 assuming the total number of directors is six or more.  The Nominating and Corporate Governance Committee is actively seeking additional women candidates to join the Board.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 740 Heinz Avenue,

Berkeley, CA 94710, at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders. In order for the Nominating and Corporate Governance Committee to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings.

Science and Technology Committee

Our Science and Technology Committee consists of Dr. Sherwin and Dr. Mack. The Board has adopted a written Science and Technology Committee charter that is available to stockholders on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

The functions of this committee include:

•	serving as a liaison between the Board of Directors and the Company’s Scientific Advisory Board;
•	at the Board of Director’s request, reviewing and advising the Board of Directors on the Company’s technologies, research and development activities; and
•	reviewing and monitoring emerging regulatory, scientific, research and medical developments relevant to the Company’s research and development strategy and clinical trial programs.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, the Company has not provided a formal process related to stockholder communications with the Board because it has not been determined to be necessary to facilitate stockholder communications. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.

CODE OF ETHICS

The Company has adopted the Aduro Biotech Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8‑K regarding an amendment to, or waiver of, provisions of our Code of Business Conduct and Ethics by posting such information on our website in the “Investors—Corporate Governance” section.

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors documented the governance practices followed by the Company by adopting Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company’s business operations as needed and to make decisions that are independent of the Company’s management. The guidelines are also intended to align the interests of directors and management with those of the Company’s stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at http://investors.aduro.com/phoenix.zhtml?c=242043&p=irol-govhighlights.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since the year ended December 31, 2013. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Deloitte & Touche LLP or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in attendance online or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and 2018, by Deloitte & Touche LLP, the Company’s independent registered public accounting firm.

	Fiscal Year Ended
	2019	2018
Audit Fees(1)	$611,025	$656,805
Tax Fees(2)	62,031	178,162
Total Fees	$673,056	$834,967

(1)

“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, review of our quarterly financial statements presented in our quarterly reports on Form 10‑Q, and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	“Tax Fees” consist of international and domestic tax studies, consulting and compliance.

All fees described above were pre-approved by the Audit Committee in accordance with the pre-approval policies and procedures set forth below.

In connection with the audit of the 2019 financial statements, the Company entered into an engagement agreement with Deloitte & Touche LLP that sets forth the terms by which Deloitte & Touche LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the registered public accounting firm’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 29, 2020 by: (i) each of our directors and named executive officers; (ii) all executive officers and directors of the Company as a group; and (iii) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options and warrants that are currently exercisable or exercisable within 60 days of February 29, 2020. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options and warrants currently exercisable or exercisable within 60 days of February 29, 2020, is deemed to be outstanding for computing the percentage ownership of the person holding these options or warrants and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.

Our calculation of the percentage of beneficial ownership is based on shares of our common stock outstanding at February 29, 2020. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Aduro Biotech, Inc., 740 Heinz Avenue, Berkeley, California 94710.

	Beneficial Ownership(1)
	Number of
Name of Beneficial Owner	Shares	Percent of Total
5% Stockholders:
Morningside Venture (VI) Investments Limited and Ultimate Keen Limited(2)	14,908,031	18.5%
John E. and Lois A. Rogers(3)	5,804,712	7.2%
Renaissance Technologies LLC(4)	4,638,310	5.7%
Blackrock(5)	4,364,955	5.4%
Baillie Gifford & Co(6)	4,232,256	5.2%
Named Executive Officers and Directors:
Stephen T. Isaacs(7)	3,204,785	3.8%
Blaine Templeman(8)	497,950	*
Andrea van Elsas(9)	450,543	*
Stephanie Monaghan O’Brien(10)	181,355	*
David H. Mack(11)	35,833	*
William M. Greenman(12)	134,818	*
Ross Haghighat(13)	165,083	*
Stephen A. Sherwin(14)	144,640	*
Frank Karbe(15)	42,499	*
All executive officers and directors as a group (12 persons)(16)	5,033,228	5.9%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and certain principal stockholders and Schedules 13D and 13G filed with the SEC.
(2)

Consists of (a) 9,305,532 shares held by Morningside Venture (VI) Investments Limited (“MV(VI)IL”) and (b) 5,602,499 shares held by Ultimate Keen Limited (“UKL”), which were acquired from MV(VI)IL. Frances Anne Elizabeth Richard, Jill Marie Franklin and Wong Yuk Lan, the directors of MV(VI)IL, share voting and dispositive control over the shares held by MV(VI)IL. The address of MV(VI)IL is Pasea Estate, Road Town, Tortola, British Virgin Islands. Raymond Long Sing Tang and Jill Marie Franklin, the directors of UKL, share voting and dispositive control over the shares held by UKL. The address of UKL is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.
(3)

Consists of 5,804,712 shares held by John E. Rogers and Lois A. Rogers, Trustees of the John E. Rogers and Lois A. Rogers Family Trust. The address for John E. and Lois A. Rogers is 5110 North 40th Street, Suite 234, Phoenix, Arizona 85018.

(4)	Based solely upon a Schedule 13G filed with the SEC on February 12, 2020.
(5)	Based solely upon a Schedule 13G/A filed with the SEC on February 5, 2020.
(6)	Based solely upon a Schedule 13G filed with the SEC on February 4, 2020.
(7)	Consists of (a) 8,932 shares held by the Isaacs Family Trust and (b) 3,195,853 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(8)	Consists of (a) 2,000 shares held by Mr. Templeman and (b) 495,950 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(9)	Consists of (a) 80,074 shares held by Mr. van Elsas and (b) 370,469 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(10)	Consists of (a) 1,700 shares held by Ms. O’Brien and (b) 179,655 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(11)	Consists of 35,833 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(12)	Includes 134,818 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(13)	Consists of (a) 31,583 shares held by Mr. Haghighat and (b) 133,500 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(14)	Consists of (a) 36,300 shares held by Dr. Sherwin and (b) 108,340 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(15)	Includes 42,499 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.
(16)	Includes 4,870,048 shares issuable pursuant to stock options exercisable within 60 days of February 29, 2020.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 20, 2020. Biographical information with regard to Mr. Isaacs is presented under “Proposal No. 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Stephen T. Isaacs	71	Chairman of the Board, President and Chief Executive Officer
William G. Kachioff	54	Interim Chief Financial Officer
Andrea van Elsas, Ph.D.	53	Chief Scientific Officer
Blaine Templeman	54	Chief Administrative Officer and Chief Legal Officer
Dimitry S.A. Nuyten, M.D. Ph.D.	44	Chief Medical Officer
Celeste Ferber	44	Senior Vice President, General Counsel and Secretary

William G. Kachioff joined us in January 2020.  He is an employee of Danforth Advisors, LLC (“Danforth”) and has worked as an executive consultant for life sciences companies since September 2017. Mr. Kachioff served as chief financial officer of GenomeDx Biosciences (now known as Decipher Biosciences), a cancer diagnostics company, from November 2015 to May 2017, senior vice president and chief financial officer of Biocept, Inc., a molecular diagnostics company, from 2011 to 2015, and chief financial officer of Althea Technologies, Inc., a pharmaceutical contract manufacturer, from 2009 to 2011. Mr. Kachioff graduated from University at Buffalo, State University of New York with a B.S. in Management with concentrations in Accounting and Management of Information Sciences. He is a member of the American Institute of Certified Public Accountants and the Association of Bioscience Financial Officers.

Andrea van Elsas, Ph.D. has served as our Chief Scientific Officer since September 2017, following his tenure as Chief Scientific Officer of Aduro Biotech Europe since November 2015. Prior to its acquisition by Aduro in 2015, Dr. van Elsas co-founded BioNovion and served as Chief Scientific Officer focusing on the development of innovative therapeutic antibodies in the field of immuno-oncology. From 1999 to 2011, he held numerous positions at Organon in Oss, The Netherlands, and Cambridge, Massachusetts (acquired by Schering-Plough Corporation in 2007 and later by Merck & Co.), most recently as the Director of Tumor Immunology. He received a Ph.D. from University of Leiden Medical Faculty and a M.S. degree in Molecular & Cell Biology from the University of Amsterdam.  On March 19, 2020, Dr. van Elsas, notified us of his intent to resign effective as of June 30, 2020. Dr. Van Elsas will resign in connection with the Company’s reduction in force and restructuring plan effective as of June 30, 2020.

Blaine Templeman joined us in September 2015 and has served as our Chief Administrative Officer and Chief Legal Officer since January 2019. Prior to that, he served as our Chief Legal Officer and Secretary since February 2018 and he served as our Executive Vice President, General Counsel and Secretary since September 2015. Prior to joining Aduro, Mr. Templeman was a corporate and intellectual property partner at Arnold & Porter LLP, a multinational law firm, where he counseled U.S. and international clients on the protection, development and commercialization of their products, intellectual property portfolios, contract manufacturing, clinical trials, research and outsourcing. Prior to joining Arnold & Porter LLP in 2014, Mr. Templeman served as a partner at Sheppard, Mullin, Richter & Hampton LLP, a multinational law firm, since 2008. Mr. Templeman holds a J.D. from New York University and a B.S. from Oral Roberts University.

Dimitry S.A. Nuyten, M.D., Ph.D. joined us in May 2019 as Chief Medical Officer. Prior to joining Aduro, Dr. Nuyten served as Vice President and Immuno-Oncology Clinical Development Leader at Pfizer from July 2013 to March 2019, where he oversaw the clinical strategy for BAVENCIO® (avelumab), a human anti-programmed death ligand-1 (PD-L1) antibody, utomilumab, a human monoclonal antibody (mAb) agonist that selectively binds to 4-1BB, and additional programs that included pivotal and exploratory trials with immuno-oncology combinations. Prior to Pfizer, he served as Group Medical Director and Exploratory Development Team Leader at Bristol-Myers Squibb from March 2008 to June 2013, where he was responsible for the development of several early phase compounds in oncology. Dr. Nuyten holds an M.D. from the University of Groningen and a Ph.D. from the University of Amsterdam Medical School in The Netherlands and completed his training in radiation oncology at the Netherlands Cancer Institute (NKI). He has authored numerous peer-reviewed publications and is co-inventor on multiple patents.

Celeste Ferber joined us in February 2016 and has served as our Senior Vice President, General Counsel and Secretary since January 2019. Prior to that, she served as our Vice President, Associate General Counsel since March 2017. Prior to Aduro, Ms. Ferber was with Shearman & Sterling LLP, where she served as counsel in the capital markets group since 2014. Ms. Ferber has over 15 years of experience advising public and private companies on corporate and finance matters, including securities offerings, mergers, acquisitions and strategic transactions, corporate governance and securities law compliance. Before Shearman & Sterling, Ms. Ferber was counsel at Morrison & Foerster LLP working in their Palo Alto, Hong Kong and San Diego offices. Ms. Ferber received her J.D. from the University of California, Hastings College of Law and her B.A. in Economics from Bucknell University.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were satisfied.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation awarded to or earned by the executive officers listed below during the years ended December 31, 2019 and December 31, 2018. As an emerging growth company, we comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. These three officers are referred to as our named executive officers.

						Non-equity
						Incentive
				Stock	Option	Plan
		Salary	Bonus	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(1)	($)
Stephen T. Isaacs	2019	625,000	75,938	—	2,244,330	318,750	3,264,018
Chairman of the Board, President and Chief Executive Officer	2018	603,725	—	1,051,188	1,480,431	307,900	3,443,243

Andrea van Elsas(4)	2019	417,480	67,265	478,500	997,480	126,735	2,087,460
Chief Scientific Officer	2018	418,900	—	538,625	1,082,833	137,598	2,177,956

Blaine Templeman	2019	509,040	73,064	—	997,480	173,074	1,752,658
Chief Administrative Officer & Chief Legal Officer	2018	484,800	—	471,384	533,742	164,830	1,654,756

(1)

Amounts in the “Non-equity Incentive Plan Compensation” column represent amounts earned by our named executive officers under our 2019 performance-based cash bonus program based on the achievement of pre-established corporate goals.  The amounts in the “Bonus Column” represent additional annual bonus amounts awarded to the named executive officers by our Compensation Committee in its discretion in light of the named executive officers’ significant contributions to the Company during 2019.

(2)

The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock unit (“RSU”) awards granted during the fiscal year computed in accordance with the provisions of Accounting Standards Codification (ASC) 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to our audited consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019. These amounts may not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the RSU awards or the sale of the common stock issued upon such vesting.

(3)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal year computed in accordance with the provisions of ASC‑718. The assumptions that we used to calculate these amounts are discussed in the notes to our audited consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019. These amounts may not reflect the actual economic value that will be realized by the named executive officer upon the exercise of the stock options or the sale of the common stock issued upon such exercise.

(4)

The amount in the “Salary” column has been converted from Euro to US Dollars using the average exchange rate for 2019 of 1.12 Euros per US Dollar and the amount in the “Non-equity Incentive Plan Compensation” column has been converted from Euro to US Dollars using the average exchange rate for the period from January 1, 2020 to February 29, 2020 of 1.10 Euros per US Dollar.

Outstanding Equity Awards at December 31, 2019

The following table provides information regarding outstanding equity awards held by our named executive officers at December 31, 2019.

	Option Awards						Stock Awards
							All Other
							Stock Awards:
							Number	Market Value
			Number of	Number of Securities			of Shares or	of Shares or
			Securities Underlying	Underlying			Units that	Units that
			Unexercised Options	Unexercised Options	Option Exercise	Option Expiration	Have Not	Have not
Name	Grant Date		Exercisable	Unexercisable	Price	Date	Vested	Vested(1)
Stephen T. Isaacs	10/24/2011		662,538	—	$0.52	10/24/2021	—	—
	11/9/2012		21,618	—	$0.45	3/18/2020	—	—
	11/27/2013		—	—	$0.82	11/26/2023	—	—
	7/31/2014		763,907	—	$1.00	7/30/2024	—	—
	1/10/2015		1,042,487	—	$1.45	1/9/2025	—	—
	12/10/2015	(2)	37,250	—	$30.16	12/9/2025	—	—
	6/10/2016	(2)	61,862	8,838	$11.99	6/9/2026	—	—
	9/12/2016	(3)	—	—	$—		23,050	$27,199
	12/12/2016	(2)	51,825	17,275	$11.15	12/11/2026	—	—
	6/12/2017	(2)	55,250	33,150	$10.75	6/11/2027	—	—
	9/12/2017	(3)	—	—	$—		41,050	$48,439
	12/11/2017	(3)	—	—	$—		22,100	$26,078
	2/8/2018	(2)	172,447	203,803	$6.05	2/7/2028	—	—
	9/12/2018	(3)	—	—	$—		113,438	$133,857
	2/19/2019	(2)	187,500	712,500	$3.88	2/18/2029	—	—
Andrea van Elsas	11/10/2015	(4)	100,000	—	$29.88	11/9/2025	—	—
	6/10/2016	(2)	24,587	3,513	$11.99	6/9/2026	—	—
	9/12/2016	(3)	—	—	$—		9,325	$11,004
	12/12/2016	(2)	20,850	6,950	$11.15	12/11/2026	—	—
	2/23/2017	(3)	—	—	$—		25,850	$30,503
	6/12/2017	(2)	17,484	10,491	$10.75	6/11/2027	—	—
	9/12/2017	(3)	—	—	$—		13,988	$16,506
	12/11/2017	(3)	—	—	$—		10,482	$12,369
	2/8/2018	(3)	62,172	73,478	$6.05	11/9/2025	—	—
	9/12/2018	(3)	—	—	$—		50,869	$60,025
	2/19/2019	(3)	83,333	316,667	$3.88	2/18/2029	—	—
	6/26/2019	(5)	—	—	$—		137,500	$162,250
Blaine Templeman	9/18/2015	(4)	200,000	—	$23.72	9/17/2025	—	—
	12/10/2015	(2)	15,000	—	$30.16	12/9/2025	—	—
	6/10/2016	(2)	24,587	3,513	$11.99	6/9/2026	—	—
	9/12/2016	(3)	—	—	$—		9,325	$11,004
	12/12/2016	(2)	20,850	6,950	$11.15	12/11/2026	—	—
	6/12/2017	(2)	17,484	10,491	$10.75	6/11/2027	—	—
	9/12/2017	(3)	—	—	$—		13,988	$16,506
	12/11/2017	(3)	—	—	$—		6,994	$8,253
	2/8/2018	(2)	71,041	83,959	$6.05	2/7/2028	—	—
	9/12/2018	(3)	—	—	$—		58,125	$68,588
	2/19/2019	(2)	83,333	316,667	$3.88	2/18/2029	—	—

(1)

Amounts reflect the value of the shares of our common stock underlying RSUs, calculated using $1.18, the closing trading price of a share of our common stock on December 31, 2019.  Each RSU constitutes the right to receive one share of our common stock upon vesting.

(2)	The option vests as to 1/48 of the shares in monthly installments measured from the vesting commencement date, subject to continued service to us through the vesting date.
(3)	The RSUs vest in four equal annual installments from the vesting commencement date, subject to continued service to us through the vesting date.
(4)

Twenty-five percent of the shares subject to the option vested on the first anniversary of the vesting commencement date, and the remainder vests in 36 equal monthly installments thereafter, subject to continued service to us through the vesting date.

(5)	The RSUs vest on June 30, 2020, subject to continued service to us through the vesting date.

EXECUTIVE EMPLOYMENT ARRANGEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Stephen Isaacs. We entered into an employment agreement with Stephen Isaacs, our Chairman of the Board, President and Chief Executive Officer, in February 2010, which was subsequently amended in July 2014 and January 2020. Mr. Isaacs is employed “at will,” which means that he has no definitive term of employment. Mr. Isaacs’s annual base salary was $625,000 for 2019 and is $646,875 for 2020.  Mr. Isaac’s received $318,750 in non-equity plan compensation and a discretionary bonus of $75,938 for 2019 and his annual target bonus for 2020 is 60% of his annual base salary. Pursuant to Mr. Isaacs’s agreement, as amended in January 2020, if Mr. Isaacs’s employment is terminated by us without just cause and not due to his permanent disability, or if he terminates his employment for good reason, he will receive a lump sum payment equal to 18 months of his base salary (increased from 12 months of base salary) and a lump sum payment equal to 1.5 times his target bonus for the year in which his termination occurs (increased from his pro-rated target bonus); we will pay all applicable COBRA payments for up to 18 months (increased from 12 months); and the unvested portion of all of his equity awards will become vested and exercisable on an accelerated basis as if the termination had occurred 12 months after the termination date; provided that in the event such termination occurs within the 18 months following a change in control of the Company, his equity awards will vest in full, all subject to Mr. Isaacs’ timely execution and the effectiveness of a release of claims against us. Additionally, prior to the amendment, the agreement previously provided that his equity awards would accelerate in full upon a change in control of the Company, and the amended agreement provides for such acceleration only if his awards are not assumed, substituted or otherwise continued in connection with the change in control. The Company will also pay for attorneys’ fees and costs incurred by Mr. Isaacs in connection with the preparation of the amendment to his employment agreement or his separation agreement, up to a maximum amount of $25,000. Mr. Isaacs also entered into our standard proprietary information and inventions agreement.

In January 2020, we also entered into a retention bonus agreement with Mr. Isaacs that provides that he is eligible to receive a one-time cash retention bonus of $562,500, subject to Mr. Isaacs’ continued employment through September 30, 2020, provided that the retention bonus will become payable in the event that Mr. Isaacs’ employment is terminated by us without just cause, he resigns for good reason or his employment terminates due to death or disability prior to September 30, 2020. In addition, under the retention bonus agreement, in the event of a qualified termination of his employment, Mr. Isaacs will have until the earlier of the 18-month anniversary of his termination date or the applicable expiration date to exercise his stock options (the “Extended Option Exercise Period”). The retention bonus agreement also includes a limited release of claims against the Company.

Andrea van Elsas. Aduro Biotech Holdings Europe B.V., or Aduro Holdings, entered into an employment agreement with Andrea van Elsas in October 2015 and an addendum to the employment agreement in connection with his promotion to Chief Scientific Officer in October 2017. The term of Dr. van Elsas’ employment is indefinite and may be terminated by Aduro Holdings on three month’s prior written notice or by Dr. van Elsas on one month’s prior written notice. Dr. van Elsas is prohibited from directly or indirectly competing with us during the term of the agreement and for 12 months after the termination of the agreement under certain circumstances. Dr. van Elsas’ annual base salary was 372,750 Euro for 2019 and is 385,796 Euro for 2020.  Dr. van Elsas received $126,735 in non-equity plan compensation and a discretionary bonus of $67,265 for 2019 and his annual target bonus for 2020 is 40% of his annual base salary. Dr. van Elsas also entered into our standard proprietary information and inventions agreement.  In January 2020, we entered into an agreement with Dr. van Elsas providing for the Extended Option Exercise Period and amended the terms of the restricted stock units granted to him in June 2019, as described below under “—Equity Compensation”.

Blaine Templeman. We entered into an offer letter agreement with Blaine Templeman, our Chief Administrative Officer and Chief Legal Officer, in September 2015. Mr. Templeman is employed “at will,” which means that he has no definitive term of employment. Mr. Templeman’s annual base salary was $509,040 for 2019 and is $526,856.40 for 2020.  Mr. Templeman received $173,074 in non-equity plan compensation and a discretionary bonus of $73,064 for 2019 and his annual target bonus for 2020 is 40% of his annual base salary. The offer letter agreement was subject to execution of our standard proprietary information and inventions agreement.

In January 2020, we entered into a retention bonus agreement with Mr. Templeman. on substantially the same terms and conditions as the retention bonus agreement with Mr. Isaacs, providing for a retention bonus of $305,424.

Annual Performance Based Cash Bonus

We maintain an annual performance-based cash bonus program in which each of our named executive officers participated in 2019. Each of our named executive officers’ target bonus is expressed as a percentage of base salary which can be achieved by meeting corporate goals at target level. The 2019 annual bonuses for Mr. Isaacs, Dr. van Elsas and Mr. Templeman were targeted at 60%, 40% and 40% of their respective base salaries.

For 2019, our named executive officers were eligible to earn annual cash bonuses based on the achievement of certain corporate goals reviewed by the Compensation Committee and approved by the independent members of the Board. For 2019, the independent members of the Board set corporate performance goals focused on research, clinical development and business enabling activities. Each goal was defined by specific performance objectives and carried a corresponding weighting, such that the corporate goals could be achieved at up to 125% of target. In early 2020 the Compensation Committee reviewed and the independent members of the Board approved the achievement of our 2019 corporate goals at 85%. The Compensation Committee determined that certain executive officers, including our named executive officers, were entitled to additional annual cash bonus amounts above the 85% corporate goal achievement given their significant contributions to the Company during 2019.  The actual annual cash bonuses earned by each named executive officer based on 2019 corporate performance are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation”, and the additional discretionary bonus amounts are set forth above in the Summary Compensation Table in the column titled “Bonus.”

Equity Compensation

In February 2019, we made annual grants of stock options to our named executive officers.  We granted to each of Mr. Isaacs, Dr. van Elsas and Mr. Templeman options to purchase 900,000, 400,000 and 400,000 shares of our common stock, respectively, which vest in 48 equal monthly installments from the grant date, subject to continued service.  In June 2019, we made an additional grant of 275,000 restricted stock units to Dr. van Elsas that vests in two equal installments on December 31, 2019 and June 30, 2020, subject to continued service and his execution of a release of claims against the Company that becomes effective and irrevocable within 30 days following the vesting date. Such restricted stock units were not subject to accelerated vesting pursuant to the Severance Plan (as defined below), and in the event Dr. van Elsas incurred a qualifying termination under the Severance Plan (as described below) following December 31, 2019 and prior to June 30, 2020, the severance benefit payable to Dr. van Elsas under the plan would be reduced by the fair market value of the shares underlying the restricted stock units that vested prior to such termination date.  In January 2020, the restricted stock unit award was amended to eliminate the provisions described in the foregoing sentence.

Severance Benefit Plan

On December 9, 2016, the Compensation Committee of the Board of Directors adopted the Aduro Biotech, Inc. Amended and Restated Severance Plan (the “Severance Plan”), for employees of the Company at the level of Vice President or above, other than the Company’s Chief Executive Officer (“Covered Persons”). The payments and benefits under the Severance Plan replace any severance or similar payments or benefits under any prior separation, change in control, severance, employment agreement or other arrangement with the Company and are subject to the Covered Person’s compliance with the other terms and conditions of the Severance Plan. To receive any benefits under the Plans, Covered Persons must sign a general release and waiver of all claims against the Company.

The actual amounts that would be paid or distributed to an eligible named executive officer as a result of a termination of employment occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of our common stock. Although the Company has entered into a written plan to provide severance payments and benefits in connection with a termination of employment under particular circumstances, the Company, or an acquirer, may mutually agree with the named executive officers to provide payments and benefits on terms that vary from those currently contemplated. In addition to the amounts presented below, each named executive officer would also be able to exercise any previously-vested stock options that he or she held, in accordance with the terms of those grants and the respective plans pursuant to which they were granted. Finally, the named executive officers are eligible to receive any benefits accrued under our broad-based benefit plans, in accordance with those plans and policies.

The Severance Plan entitles Covered Persons to certain severance payments and benefits in the event of a qualifying termination of employment. A qualifying termination is a termination by Company without cause or by the employee for good reason, as defined in the Severance Plan. The payments and benefits may include cash severance payments based on base salary and bonus, accelerated vesting of equity awards and payment for continued coverage under group health plans. The amount of payments and the type of benefits provided under the Severance Plan vary based on the Covered Person’s position and based on whether the termination occurs within 12 months of a change in control of the Company (the “Change in Control Period”). Under the Severance Plan, Dr. van Elsas and Mr. Templeman are eligible to receive the following payments and benefits in the event of a qualifying termination outside of a Change in Control Period:

•	12 months of annual base salary;
•	an additional six months of vesting with respect to all outstanding and unvested stock options or restricted stock units; and
•	up to 12 months of continued coverage under group health plans.

Under the Severance Plan, Dr. van Elsas and Mr. Templeman are eligible to receive the following payments and benefits in the event of a qualifying termination during a Change in Control Period:

•	12 months of annual base salary and target bonus;
•	full acceleration of vesting with respect to all outstanding and unvested equity awards; and
•	up to 12 months of continued coverage under group health plans.

Dr. Van Elsas will resign in connection with the Company’s reduction in force and restructuring plan effective as of June 30, 2020, and is expected to receive severance benefits in connection with his termination pursuant to the Severance Plan.

401(K) Plan

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation subject to applicable annual Code limits. The 401(k) plan permits participants to make both pre-tax and certain after-tax (Roth) deferral contributions. These contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. Employees are immediately and fully vested in their contributions.

Currently, we make matching contributions of up to a maximum of $2,500 per year for eligible employees to the 401(k) plan. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be exempt under Section 501(a) of the Code. As a tax qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2019:

Number of Securities to
	be Issued	Weighted-	Number of Securities
	Upon Exercise of	Average	Remaining for Issuance
	Outstanding Options	Exercise Price of	under Equity
Plan Category	and RSUs	Outstanding Options	Compensation Plans
Equity compensation plans approved by stockholders(1)	11,093,136	$5.49	10,321,773	(2)(3)(4)
Equity compensation plans not approved by stockholders	—	—	—
Total	11,093,136	$5.49	10,321,773

(1)

Includes securities issuable under the Oncologic, Inc. 2000 Long-Term Incentive Plan (the “2000 Plan”), the Triton BioSystems, Inc. 2001 Equity Incentive Plan ( the “2001 Plan”), our 2009 Stock Incentive Plan (the “2009 Plan”), the 2015 Plan and our 2015 Employee Stock Purchase Plan (the “ESPP”).

(2)

Includes 8,751,436 and 1,570,337 shares of common stock available for issuance under the 2015 Plan and the ESPP, respectively, as of December 31, 2019 (of which up to 50,000 shares may be issued with respect to the purchase period in effect as of December 31, 2019, which purchase period ends on May 15, 2020). No shares are available for issuance under the 2000 Plan, the 2001 Plan or the 2009 Plan. Shares under the 2009 Plan that expire, terminate or are forfeited prior to exercise or settlement automatically become available for issuance under the 2015 Plan.

(3)

The number of shares of common stock reserved for issuance pursuant to equity awards under the 2015 Plan will automatically increase January 1 of each year for a period of up to ten years, commencing on January 1, 2016 and continuing through and including January 1, 2025 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the Board of Directors.

(4)

The number of shares of common stock reserved for issuance under the ESPP will increase January 1 of each year for a period of up to ten years commencing January 1, 2016 and continuing through and including January 1, 2025 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase; (ii) 1,080,000 shares or (iii) such number of shares as may be determined by the Board of Directors. The Board of Directors determined not to increase the number of shares of common stock reserved for issuance under the ESPP on January 1, 2020.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation and restated bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. However, Delaware law prohibits us from limiting the liability of our directors for the following:

•	any breach of a director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which a director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of nonmonetary relief, remain available under Delaware law. It also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and executive officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these certificate of incorporation and bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of all non-employee directors of the Company:

	Fees Earned or		All Other
Name	Paid in Cash	Option Awards(1)	Compensation	Total
David H. Mack, Ph.D.(2)	$45,500	$156,792	$—	$202,292
William M. Greenman(3)	$63,000	$57,948	$—	$120,948
Ross Haghighat(4)	$53,500	$57,948	$—	$111,448
Frank Karbe(5)	$26,719	$186,366	$—	$213,085
Stephanie Monaghan O’Brien(6)	$84,500	$57,948	$—	$142,448
Stephen A. Sherwin, M.D.(7)	$60,000	$57,948	$80,000	$197,948
Frank McCormick, Ph.D.(8)	$9,000	$—	$—	$9,000

(1)

The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the calendar year computed in accordance with the provisions of ASC 718, Compensation—Stock Compensation. The assumptions that we used to calculate these amounts are discussed in the notes to our audited consolidated financial statements included in our annual report on Form 10‑K for the year ended December 31, 2019. These amounts may not reflect the actual economic value that will be realized by the non-employee director upon the exercise of the stock options or the sale of the common stock acquired upon such exercise.

(2)	Dr. Mack was appointed to our Board of Directors effective February 19, 2019. Dr. Mack held options to purchase 70,000 shares of our common stock as of December 31, 2019, of which 15,000 were vested.
(3)	Mr. Greenman held options to purchase 162,153 shares of our common stock as of December 31, 2019, of which 147,153 were vested.
(4)	Mr. Haghighat held options to purchase 141,000 shares of our common stock as of December 31, 2019, of which 126,000 were vested.
(5)	Mr. Karbe was appointed to our Board of Directors effective April 18, 2019. Mr. Karbe held options to purchase 90,000 shares of our common stock as of December 31, 2019, of which 15,000 were vested.
(6)	Ms. O’Brien held options to purchase 187,155 shares of our common stock as of December 31, 2019, of which 172,155 were vested.
(7)

Dr. Sherwin held options to purchase 115,840 shares of our common stock as of December 31, 2019, of which 100,840 were vested. During 2019, Dr. Sherwin received compensation for providing scientific and clinical advice to the Company in the amount of $80,000.

(8)	Dr. McCormick resigned from our Board of Directors effective February 19, 2019.

Our Board of Directors has adopted a non-employee director compensation policy pursuant to which we compensate our non-employee directors with a combination of cash and equity. Our director compensation policy was last amended in March 2019 following a competitive assessment of peer non-employee director compensation practices, and such amendments were intended to position our program closer to the market median. The annual cash compensation contained in this policy, set forth below, is payable in equal quarterly installments, in arrears following the end of each quarter in which service occurred, prorated for any months of partial service. Eligible directors may annually elect, in writing, to receive their annual cash compensation in the form of stock options. Such stock options are granted on the date of the annual meeting of stockholders and vest monthly over one year from the date of grant.

•	Annual Board Service Retainer:
o	Non-employee directors other than the non-executive chairperson: $40,000 (increased from $35,000)
o	Non-executive chairperson: $65,000 (increased from $60,000)

•	Annual Committee Service Retainer (Chair):
o	Chair of the Audit Committee: $15,000
o	Chair of the Compensation Committee: $12,000 (increased from $10,000)
o	Chair of the Nominating and Corporate Governance Committee: $8,000
•	Annual Committee Service Retainer (Non-Chair):
o	Audit Committee: $7,500
o	Compensation Committee: $6,000 (increased from $5,000)
o	Nominating and Corporate Governance Committee: $4,000
o	Science and Technology Committee: $10,000

Our non-employee director compensation policy also provides for equity compensation to each non-employee director as follows:

•

Initial Grant: At the time he or she joins our board of directors, each new non-employee director will receive an initial stock option grant to purchase 60,000 (increased from 15,000) shares of our common stock. One-third of the shares subject to the initial grant vest on the first anniversary of the grant date and the remainder vest in  eight equal quarterly installments thereafter such that the initial grant is fully vested on the third anniversary of the date of grant, subject to the director’s continuous service on each applicable vesting date.

•

Annual Grant: Each non-employee director will also be granted an option to purchase 30,000 (increased from 13,000) shares of our common stock on the date of each annual meeting of stockholders. The annual stock option grant vests in four equal quarterly installments following the grant date such that the annual grant is fully vested on the first anniversary of the grant date, subject to the director’s continuous service on each applicable vesting date.

All options granted to our non-employee directors under the policy will vest in full upon the completion of a change in control.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There were no transactions since January 1, 2019 in which we have participated whereby the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock or any members of their immediate family had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Director Compensation.”

Amended and Restated Investors’ Rights Agreement

We are party to an amended and restated investors’ rights agreement that provides holders of common stock issued upon conversion of our convertible preferred stock, including certain holders of 5% of our capital stock and entities affiliated with certain of our directors, with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers. For more information regarding these agreements, see “Executive Compensation—Limitation on Liability and Indemnification Matters.”

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Aduro stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Aduro. Direct your written request to Aduro Biotech, Inc., Investor Relations, 740 Heinz Avenue, Berkeley, CA 94710 or contact Investor Relations at 510‑848‑4400. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Celeste Ferber
Senior Vice President, General Counsel and Secretary

March 24, 2020

A copy of the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 is available on our website under the “Investors” section. Additionally, we will provide a copy of our Annual Report on Form 10‑K without charge upon written request to: Corporate Secretary, Aduro Biotech, Inc., 740 Heinz Avenue, Berkeley, CA 94710.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 740 HEINZ AVENUE BERKELEY, CA 94710 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E69241-P19049 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ADURO BIOTECH, INC. The Board of Directors recommends you vote FOR the following: 1.To elect the nominees for director named below to serve as Class I directors to hold office until the 2022 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 01) 02) 03) Stephen T. Isaacs William M. Greenman Stephen A. Sherwin, M.D. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: ! ! ! 2.To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2019. NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on Tuesday, May 14, 2019 at 9:00 a.m. local time at 740 Heinz Avenue, Berkeley, CA 94710. The proxy statement and annual report to stockholders are available electronically at www.proxyvote.com. E69242-P19049 ADURO BIOTECH, INC. 740 Heinz Avenue, Berkeley, CA 94710 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 14, 2019 The undersigned hereby appoints Stephen T. Isaacs, Chairman of the Board, President and Chief Executive Officer, and Jennifer Lew, Chief Financial Officer, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent the undersigned at the Annual Meeting of Stockholders of Aduro Biotech, Inc. to be held on Tuesday, May 14, 2019 at 9:00 a.m. local time at 740 Heinz Avenue, Berkeley, California 94710, and at any postponement or adjournment thereof, and to vote all shares of common stock of Aduro Biotech, Inc. that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side. THE PROXY WILL BE VOTED AS DIRECTED OR, IF NO SUCH DIRECTIONS ARE INDICATED, THE PROXIES WILL HAVE AUTHORITY TO VOTE FOR THE ELECTION OF ALL DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Continued and to be signed on reverse side

ADURO BIOTECH VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/ADRO2020  You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  D01198-P35177 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  ADURO BIOTECH, INC   For All   !  !  ! Withhold All  For All Except  To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.   1. To elect the nominees for director named below to serve as Class II directors to hold office until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.  Nominees:   01) Ross Haghighat  02) Frank Karbe The Board of Directors recommends you vote FOR the following proposal:   For  Against  Abstain   2. To ratify the selection by the Audit Committee of our Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2020.   !  !  ! NOTE: To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.   Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important notice regarding the availability of proxy materials for the stockholders' meeting to be held ontuesday, may 5, 2020 at 9:00 a.m. Pacific daylight time via live webcastat www.virtualshareholdermeeting.com/adro2020. The proxy statement and annual report to stockholders are available electronically at www.proxyvote.com.  D01199-p35177  aduro biotech, inc. 740 heinz avenue, berkeley, ca 94710 notice of annual meeting of stockholders to be held on may 5, 2020 the undersigned hereby appoints stephen t. Isaacs, chairman of the board, president and chief executive officer, andceleste s. Ferber, svp, general counsel and secretary, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent the undersigned at the annual meeting of stockholders of aduro biotech, inc. To be held on tuesday, may 5, 2020 at 9:00 a.m. Pacific daylight time via live webcast at www.virtualshareholdermeeting.com/adro2020, and at any postponement or adjournment thereof, and to vote all shares of common stock of aduro biotech, inc. That the undersigned would be entitled to vote if then and there present in attendance online on the matters set forth on the reverse side. The proxy will be voted as directed or, if no such directions are indicated, the proxies will have authority to vote for the election of all director nominees listed on the reverse side and for proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting.  Continued and to be signed on reverse side